Exhibit 99.2

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News Release

Affiliates of AE Industrial Partners Successfully Complete Acquisition of CDI Corp.

PHILADELPHIA, PA, and BOCA RATON, FL, September 13, 2017 — AE Industrial Partners, LLC (“AEI”), a private equity investor specializing in aerospace, power generation, and specialty industrial companies, and CDI Corp. (“CDI”), a leading provider of engineering, information technology, and staffing solutions, today announced the successful completion of the previously announced transaction amongst the parties, whereby private funds managed by an affiliate of AEI acquired all of the outstanding common stock of CDI.

The transaction was effected through a previously announced cash tender offer for all of the outstanding shares of common stock of CDI followed by a merger. The cash tender offer, which was made at $8.25 per share pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into by CDI and affiliates of AEI, on July 31, 2017, expired at 9:00 a.m., Philadelphia, Pennsylvania time, on September 12, 2017. On September 12, 2017, 15,504,481 shares of common stock of CDI (excluding 321,104 shares tendered by guaranteed delivery), representing approximately 78% of the common stock outstanding on a fully-diluted basis (assuming the exercise or vesting, as applicable, of all outstanding options and time-vested deferred stock of CDI), were accepted for payment. CDI shares validly tendered by guaranteed delivery were accepted for payment upon receipt. Following the acceptance of the shares in the tender offer, Nova Merger Sub, Inc., an affiliate of AEI (“Purchaser”), was automatically deemed to exercise its “top-up” option to purchase shares of common stock directly from CDI in an amount such that Purchaser held over 80% of CDI’s shares of common stock on a fully-diluted basis.

On September 13, 2017, in accordance with the Merger Agreement, the acquisition was completed by merging Purchaser with and into CDI in a “short-form” merger pursuant to Section 321(d)(1)(ii) of the Pennsylvania Business Corporation Law. In connection with the merger, all shares not validly tendered in the tender offer (subject to certain exceptions, including shares for which dissenters’ rights were validly demanded and not otherwise lost) were cancelled and converted into the right to receive $8.25 cash per share. As a result of the transaction, which was valued at approximately $157.5 million, effective today CDI became a privately-held company and CDI common stock ceased trading on the New York Stock Exchange and will be delisted.

Houlihan Lokey served as financial advisor to CDI and Dechert LLP served as CDI’s legal advisor. Lincoln International served as financial advisor to AEI and Kirkland & Ellis LLP served as AEI’s legal advisor.

About CDI Corporation

CDI seeks to create extraordinary outcomes with its clients by delivering solutions based on highly skilled and professional talent. Its business is comprised of four segments: Enterprise Talent, Specialty Talent & Technology Solutions, Engineering Solutions, and MRI. It provides engineering, information technology, and staffing solutions to clients in multiple industries, including aerospace, chemicals, energy, industrial equipment, infrastructure, and technology, as well as municipal and state governments and the U.S. Department of Defense. It has offices and delivery centers in the U.S. and Canada. In addition, it also provides recruiting and staffing services through its global MRINetwork® of franchisees. Learn more at www.cdicorp.com.

About AE Industrial Partners

AE Industrial Partners is a leading private equity firm specializing in control-oriented investments in aerospace, power generation, and specialty industrial businesses and has strong experience investing in businesses with similar capabilities and end-market exposure as CDI. AEI invests in market-leading companies that can benefit from its deep operating experience, industry knowledge, and relationships. Learn more at www.aeroequity.com.

Investor Relations Contact for CDI:

ICR LLC

Vance Edelson

(215) 278-8230

InvestorRelations@cdicorp.com

Media Contacts for AE Industrial

Owen Blicksilver Public Relations

Carol Makovich

(203) 622-4781

carol@blicksilverpr.com

Jennifer Hurson

(845) 507-0571

jennifer@blicksilverpr.com